                                   EXHIBIT 11
                             CT COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

                        Computation of Earnings Per Share

                                           Three Months Ended June 30        Six Months Ended June 30
                                             2001             2000             2001             2000
                                             ----             ----             ----             ----
Computation of share totals used in
 computing earnings per share:

Weighted average number
 of shares outstanding                    18,848,149       18,839,766       18,852,698       18,813,244

Basic average shares
 a-Outstanding                            18,848,149       18,839,766       18,852,698       18,813,244

Incremental shares
 arising, from out-
 standing stock
 options                                      41,216          132,536           42,579          127,387
                                         -----------      -----------      -----------      -----------

 b-Totals                                 18,889,365       18,972,302       18,895,297       18,940,631
                                         ===========      ===========      ===========      ===========

c-Net Income                             $ 3,754,576      $ 4,862,278      $ 5,104,089      $10,156,899
                                         ===========      ===========      ===========      ===========

Net Income Per Share
 Basic - c/a                             $      0.20      $      0.26      $      0.27      $      0.54
                                         ===========      ===========      ===========      ===========

Net Income Per Share
assuming full dilution c/b               $      0.20      $      0.26      $      0.27      $      0.54
                                         ===========      ===========      ===========      ===========